Exhibit 99.1

GAP INC. REPORTS THIRD QUARTER FISCAL 2022 RESULTS
SAN FRANCISCO – November 17, 2022 – Gap Inc. (NYSE: GPS), a portfolio of purpose-led, billion-dollar lifestyle brands including Old Navy, Gap, Banana Republic, and Athleta, and the largest specialty apparel company in the U.S., today reported financial results for its third quarter ended October 29, 2022.

“I have deep conviction that we have a portfolio of iconic brands that our customers love, increased confidence in our platform to drive leverage and economies of scale, and belief in the team’s ability to deliver. We have sharpened our focus on execution to optimize profitability and cash flow, are bringing more rigor to our operations, and balancing our assortments in response to what our customers are telling us. While our efforts show early signs of improvement, we are clear that there is work to be done to deliver what our customers, employees and shareholders expect from Gap Inc.” said Bob Martin, Executive Chairman and Interim CEO, Gap Inc.

Third Quarter Fiscal 2022 - Financial Results

•Net sales of $4.04 billion, up 2% compared to last year. Comparable sales were up 1% year-over-year.
◦Online sales increased 5% compared to last year and represented 39% of total net sales.
◦Store sales increased 1% compared to last year. The company ended the quarter with 3,380 store locations in over 40 countries, of which 2,743 were company operated.
•Reported gross margin was 37.4%; adjusted gross margin, excluding $53 million in impairment charges related to Yeezy Gap, was 38.7%, deleveraging 320 basis points versus last year.
◦On a reported basis, merchandise margin declined 480 basis points versus last year; adjusted for the impairment charge, merchandise margin declined 370 basis points. Merchandise margins were negatively impacted by higher discounting and inflationary commodity price increases and partially offset by lapping last year’s higher air freight expense.
◦Rent, occupancy, and depreciation (ROD) leveraged 10 basis points versus last year primarily due to higher sales volume during the quarter; excluding a Yeezy Gap impairment charge, ROD leveraged 50 basis points versus last year.
•Reported operating income was $186 million; reported operating margin of 4.6%. Reported operating income and margin include a $83 million gain related to the sale of the company’s UK distribution center and $53 million in impairment charges related to Yeezy Gap.
•Adjusted operating income was $156 million; adjusted operating margin of 3.9%. Adjusted operating income and margin exclude the gain on sale and impairment charges.
•Reported net income of $282 million. Reported net income includes an income tax benefit of $114 million related to the cumulative impact of a change in estimated annual tax rate as a result of quarterly earnings variability.
•Adjusted net income of $260 million, excluding the gain on sale and impairment charges. Adjusted net income includes an adjusted income tax benefit of $122 million.
•Reported diluted earnings per share of $0.77. Reported diluted earnings per share includes an income tax benefit of approximately $0.31.
•Adjusted diluted earnings per share of $0.71, which excludes the gain on sale and the impairment charges. Adjusted diluted earnings per share includes an adjusted income tax benefit of approximately $0.33.

Third Quarter Fiscal 2022 – Balance Sheet and Cash Flow Highlights
•Ended the quarter with cash and cash equivalents of $679 million.
•Year-to-date net cash from operating activities was an outflow of $112 million. Year-to-date free cash flow, defined as net cash from operating activities less purchases of property and equipment, was an outflow of $689 million.
•Ending inventory of $3.04 billion was up 12% year-over-year which includes a 13-percentage point benefit related to lapping last year’s higher in-transit inventory. This was offset by 9 percentage points of growth related to pack and hold inventory and about two-thirds of the remaining increase attributable to elevated levels of slow-turning basics and remainder seasonal.
•Year-to-date capital expenditures were $577 million.
•Paid third quarter dividend of $0.15 per share, totaling $55 million. Board of Directors approved fourth quarter fiscal 2022 dividend of $0.15 per share.
•Repurchased 1.2 million shares for $12 million early in the third quarter.

Additional information regarding adjusted gross margin, adjusted operating income, adjusted operating margin, adjusted net income, adjusted income taxes, adjusted diluted earnings per share, and free cash flow, all of which are non-GAAP financial measures, is provided at the end of this press release along with a reconciliation of these measures from the most directly comparable GAAP financial measures for the applicable period.

Third Quarter Fiscal 2022 – Global Brand Results

Old Navy:
•Net sales of $2.1 billion were up 2% compared to last year. Sales growth was driven by improved size and assortment balance and product acceptance offset by softness in kids and baby category and demand from the lower-income consumer.
•Comparable sales were down 1%.

Gap:
•Net sales of $1.04 billion were flat compared to last year. Performance was driven by improvement in category mix balance and assortment balance offset by softness in the kids and baby category.
•Global comparable sales were up 4%. North America comparable sales were flat.

Banana Republic:
•Net sales of $517 million were up 8% compared to last year. The brand has maintained its focus on delivering quality product through a differentiated experience. It continued to capitalize on the current shift in consumer trends while realizing ongoing benefits since last year’s brand relaunch.
•Comparable sales were up 10%.

Athleta:
•Net sales of $340 million were up 6% compared to last year. While the brand continues to make progress in driving awareness and establishing authority in the women’s active and wellness category, it continued to experience softness related to the shift in consumer preference from athleisure to occasion and work-based categories consistent with the broader athleisure market.
•Comparable sales were flat.

Fiscal Year 2022 Outlook

“While our third quarter results underscore the initial progress we are making toward rebalancing our assortments and reducing inventories, we continue to take a prudent approach in light of the uncertain consumer and increasingly promotional environment as we look to the remainder of fiscal 2022,” said Katrina O’Connell, Executive Vice President and Chief Financial Officer, Gap Inc. “In the near-term, we remain focused on the actions necessary to reduce inventory, rebalance our assortments to better meet changing consumer needs, aggressively manage and reevaluate our investments, and fortify our balance sheet. While we have work to do, we believe we are taking the right steps in order to position Gap Inc. for sustainable, profitable growth and to deliver value for our shareholders over the long term.”

The company is providing the following commentary related to its outlook.

Sales:

•While the company is making progress balancing its assortments, it continues to take a prudent approach in light of the uncertain consumer and increasingly promotional environment as it relates to its sales outlook for the remainder of fiscal 2022. The company anticipates that total company net sales could be down mid-single digits year-over-year in the fourth quarter of fiscal 2022.

Gross Margin and Inventory:

•As previously communicated, the company anticipates that air freight expense will continue to normalize and as it anniversaries approximately $245 million of incremental air freight investment in the fourth quarter of last year, the company expects roughly 540 basis points of margin leverage in the fourth quarter of fiscal 2022 compared to the fourth quarter of fiscal 2021. The air freight leverage is expected to be offset by approximately 200 basis points of continued inflationary cost deleverage. ROD as a percentage of sales is expected to be flat compared to last year.
•While the company is taking actions to balance its assortment and right size inventory, the company has seen the most significant variability in its discount rate. Further limiting near-term discount rate visibility is the uncertain consumer environment and increasingly promotional environment. Gross margin in both the second and third quarters of fiscal 2022 was impacted by approximately 370 basis points of deleverage stemming primarily from higher discounting.
•The company continues to target total inventories below prior year levels by the end of fiscal 2022 as a result of its inventory actions, reduction of receipts, and anniversary of higher in-transit levels last year. By Spring, the company expects to begin to capitalize on its responsive levers, providing the flexibility to better align inventory levels with demand trends.

SG&A:

•During the third quarter, the company took initial action to reduce operating expenses, resulting in approximately $250 million in annualized savings, of which an immaterial amount will be a benefit in the fourth quarter due to timing and severance offsets in addition to anticipated headwinds in the fourth quarter related to higher seasonal labor costs relative to last year.
•While the company’s operating expense reduction actions are expected to benefit fiscal 2023, the savings are expected to be offset by more normalized incentive compensation and continued higher wage pressure next year.

Tax:

•The cumulative tax benefit recorded year-to-date in fiscal 2022 is not expected to have an impact on the full year, as it is expected to be fully offset with tax expense in the fourth quarter of fiscal 2022.

Capital Expenditures:

•The company continues to expect capital expenditures of approximately $650 million in fiscal 2022.

Other:

•As part of its 350-store closure plan, the company has closed a net total of 29 Gap and Banana Republic stores in North America year-to-date and expects to close approximately 30 more in the fourth quarter of fiscal 2022. The company is on track to open about 30 net new Athleta stores in fiscal year 2022. The company now expects to open approximately 10 net new Old Navy stores in fiscal year 2022; this excludes the 24 Old Navy Mexico stores which were transferred to a franchisee in the third quarter of this year.
•As previously communicated, the company has completed its goal of offsetting dilution in fiscal 2022 and does not anticipate further share repurchases for the remainder of the year.

Webcast and Conference Call Information
Cammeron McLaughlin, Head of Investor Relations at Gap Inc., will host a conference call to review the company’s third quarter fiscal 2022 results beginning at approximately 2:00 p.m. Pacific Time today. Ms. McLaughlin will be joined by Interim Chief Executive Officer Bob Martin and Chief Financial Officer Katrina O’Connell.

A live webcast of the conference call will be available online at investors.gapinc.com. A replay of the webcast will be available at the same location.

Non-GAAP Disclosure
This press release includes financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are therefore referred to as non-GAAP financial measures. The non-GAAP measures described below are intended to provide investors with additional useful information about the company’s financial performance, to enhance the overall understanding of its past performance and future prospects and to allow for greater transparency with respect to important metrics used by management for financial and operating decision-making. The company presents these non-GAAP financial measures to assist investors in seeing its financial performance from management's view and because it believes they provide an additional tool for investors to use in computing the company's core financial performance over multiple periods with other companies in its industry. Additional information regarding the intended use of each non-GAAP measure included in this press release is provided in the tables to this press release.

The non-GAAP measures included in this press release are adjusted gross margin, adjusted operating income, adjusted operating margin, adjusted net income, adjusted income taxes, adjusted diluted earnings per share, and free cash flow. These non-GAAP measures exclude the impact of certain items that are set forth in the tables to this press release.

The non-GAAP measures used by the company should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP and may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted. The company urges investors to review the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures included in the tables to this press release below, and not to rely on any single financial measure to evaluate its business. The non-GAAP financial measures used by the company have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles.

Forward-Looking Statements
This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following: estimated annualized savings resulting from cost management actions, the timing thereof, and the impact thereof on SG&A in the fourth quarter of 2022 and 2023; seasonal labor cost headwinds in the fourth quarter of 2022; incentive compensation and wage pressure headwinds in 2023; severance offsets in the fourth quarter of 2022; taking action to enter fiscal 2023 in an improved inventory position; total inventories by the end of fiscal 2022; variability in discount rate; the promotional environment; taking advantage of reinstated responsive capabilities; chasing into demand and aligning inventory with demand trends; integrating pack and hold inventory into future assortments; Old Navy’s market positioning; Gap and Banana Republic store closures in 2022 and 2023; Athleta and Old Navy store openings in 2022; total company sales in the fourth quarter of 2022; gross margin in the fourth quarter of 2022; air freight expense in the fourth quarter of 2022; inflationary and commodity costs in the fourth quarter of 2022; ROD in the fourth quarter of 2022; the impact of the year-to-date income tax benefit in 2022 and tax expense in the fourth quarter of 2022; normalized cash flow in the second half of 2022; capital expenditures in 2022; expectations for share repurchases in the remainder of 2022; and the impacts of freight and commodity tailwinds on our business and the timing thereof in 2023.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following risks, any of which could have an adverse effect on our financial condition, results of operations, and reputation: the overall global economic and geopolitical environment, consumer spending patterns and risks associated with the COVID-19 pandemic; the risk that we may be unable to manage our inventory effectively and the resulting impact on our gross margins and sales; the risk that inflation continues to rise, which could increase our expenses and negatively impact consumer demand; the risk that our estimates regarding consumer demand are inaccurate, or that global economic conditions worsen beyond what we currently estimate; the risk that we fail to manage key executive succession and retention and to continue to attract qualified personnel; the risk that we may be unable to mitigate the impact of global supply chain disruptions on our business and operations and maintain inventory commensurate with consumer demand; the risk that global supply chain delays will result in receiving inventory after the applicable selling season and lead to significant impairment charges; the risk that we or our franchisees may be unsuccessful in gauging apparel trends and changing consumer preferences or responding with sufficient lead time; the risk that we fail to maintain, enhance and protect our brand image and reputation; the risk that increased public focus on our ESG initiatives or our inability to meet our stated ESG goals could affect our brand image and reputation; the highly competitive nature of our business in the United States and internationally; engaging in or seeking to engage in strategic transactions that are subject to various risks and uncertainties; the risk that our investments in customer, digital, and omni-channel shopping initiatives may not deliver the results we anticipate; the risks to our business, including our costs and global supply chain, associated with global sourcing and manufacturing; the risks to our reputation or operations associated with importing merchandise from foreign countries, including failure of our vendors to adhere to our Code of Vendor Conduct; the risk of data or other security breaches or vulnerabilities that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in our security measures; the risk that failures of, or updates or changes to, our IT systems may disrupt our operations; the risk that our efforts to expand internationally may not be successful; the risk that our franchisees and licensees could impair the value of our brands; the risk that trade matters could increase the cost or reduce the supply of apparel available to us; the risk of foreign currency exchange rate fluctuations; the risk that our comparable sales and margins may experience fluctuations or that we may fail to meet financial market expectations; natural disasters, public health crises (similar to and including the ongoing COVID-19 pandemic), political crises (such as the ongoing conflict between Russia and Ukraine), negative global climate patterns, or other catastrophic events; the risk that we or our franchisees may be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively; the risk that we will not be successful in defending various proceedings, lawsuits, disputes, and claims; our failure to comply with applicable laws and regulations and changes in the regulatory or administrative landscape; reductions in income and cash flow from our credit card arrangement related to our private label and co-branded credit cards; the risk that our level of indebtedness may impact our ability to operate and expand our business; the risk that we and our subsidiaries may be unable to meet our obligations under our indebtedness agreements; the risk that changes in our credit profile or deterioration in market conditions may limit our access to the capital markets; the risk that the adoption of new accounting pronouncements will impact future results; the risk that we do not repurchase some or all of the shares we anticipate purchasing pursuant to our repurchase program; and the risk that additional information may arise during our close process or as a result of subsequent events that would require us to make adjustments to our financial information.

Additional information regarding factors that could cause results to differ can be found in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2022, as well as our subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of November 17, 2022. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc., a collection of purpose-led lifestyle brands, is the largest American specialty apparel company offering clothing, accessories, and personal care products for men, women, and children under the Old Navy, Gap, Banana Republic, and Athleta brands. The company uses omni-channel capabilities to bridge the digital world and physical stores to further enhance its shopping experience. Gap Inc. is guided by its purpose, Inclusive, by Design, and takes pride in creating products and experiences its customers love while doing right by its employees, communities, and planet. Gap Inc. products are available for purchase worldwide through company-operated stores, franchise stores, and e-commerce sites. Fiscal year 2021 net sales were $16.7 billion. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Nina Bari
Investor_relations@gap.com

Media Relations Contact:
Megan Foote
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	October 29, 2022	October 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$679	$801
Short-term investments	—	275
Merchandise inventory	3,043	2,721
Other current assets	1,316	1,410
Total current assets	5,038	5,207
Property and equipment, net	2,788	2,924
Operating lease assets	3,341	3,788
Other long-term assets	833	861
Total assets	$12,000	$12,780

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,388	$1,630
Accrued expenses and other current liabilities	1,245	1,414
Current portion of operating lease liabilities	691	746
Income taxes payable	57	33
Total current liabilities	3,381	3,823
Long-term liabilities:
Revolving credit facility	350	—
Long-term debt	1,486	1,484
Long-term operating lease liabilities	3,673	4,163
Other long-term liabilities	539	523
Total long-term liabilities	6,048	6,170
Total stockholders' equity	2,571	2,787
Total liabilities and stockholders' equity	$12,000	$12,780

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	13 Weeks Ended		39 Weeks Ended
($ and shares in millions except per share amounts)	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Net sales	$4,039	$3,943	$11,373	$12,145
Cost of goods sold and occupancy expenses	2,530	2,282	7,438	7,031
Gross profit	1,509	1,661	3,935	5,114
Operating expenses	1,323	1,508	3,974	4,312
Operating income (loss)	186	153	(39)	802
Loss on extinguishment of debt	—	325	—	325
Interest expense	22	44	63	149
Interest income	(4)	(1)	(6)	(3)
Income (loss) before income taxes	168	(215)	(96)	331
Income taxes	(114)	(63)	(167)	59
Net income (loss)	$282	$(152)	$71	$272

Weighted-average number of shares - basic	365	376	367	377
Weighted-average number of shares - diluted	366	376	370	385

Earnings (loss) per share - basic	$0.77	$(0.40)	$0.19	$0.72
Earnings (loss) per share - diluted	$0.77	$(0.40)	$0.19	$0.71

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	39 Weeks Ended
($ in millions)	October 29, 2022 (a)	October 30, 2021 (a)
Cash flows from operating activities:
Net income	$71	$272
Depreciation and amortization	402	372
Loss on extinguishment of debt	—	325
Loss on divestiture activity	35	59
Gain on sale of building	(83)	—
Change in merchandise inventory	(78)	(288)
Change in accounts payable	(503)	(119)
Change in accrued expenses and other current liabilities	(123)	239
Change in income taxes payable, net of receivables and other tax-related items	216	(94)
Other, net	(49)	(84)
Net cash provided by (used for) operating activities	(112)	682

Cash flows from investing activities:
Purchases of property and equipment	(577)	(486)
Net proceeds from sale of buildings	458	—
Purchases of short-term investments	—	(634)
Proceeds from sales and maturities of short-term investments	—	768
Payments for acquisition activity, net of cash acquired	—	(135)
Net cash paid for divestiture activity	—	(21)
Net cash used for investing activities	(119)	(508)

Cash flows from financing activities:
Proceeds from revolving credit facility	350	—
Proceeds from issuance of long-term debt	—	1,500
Payments to extinguish debt	—	(2,546)
Payments for debt issuance costs	(6)	(16)
Proceeds from issuances under share-based compensation plans	23	48
Withholding tax payments related to vesting of stock units	(17)	(34)
Repurchases of common stock	(123)	(128)
Cash dividends paid	(166)	(182)
Other	(1)	—
Net cash provided by (used for) financing activities	60	(1,358)

Effect of foreign exchange rate fluctuations on cash, cash equivalents, and restricted cash	(25)	(3)
Net decrease in cash, cash equivalents, and restricted cash	(196)	(1,187)
Cash, cash equivalents, and restricted cash at beginning of period	902	2,016
Cash, cash equivalents, and restricted cash at end of period	$706	$829
__________
(a) For the thirty-nine weeks ended October 29, 2022 and October 30, 2021, total cash, cash equivalents, and restricted cash includes $27 million and $28 million, respectively, of restricted cash recorded primarily in other long-term assets on the Condensed Consolidated Balance Sheets.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

FREE CASH FLOW

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures. We require regular capital expenditures including technology improvements to automate processes, engage with customers, and optimize our supply chain in addition to building and maintaining stores. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

	39 Weeks Ended
($ in millions)	October 29, 2022	October 30, 2021
Net cash provided by (used for) operating activities	$(112)	$682
Less: Purchases of property and equipment	(577)	(486)
Free cash flow	$(689)	$196

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED STATEMENT OF OPERATIONS METRICS FOR THE THIRD QUARTER OF FISCAL YEAR 2022
The following adjusted statement of operations metrics are non-GAAP financial measures. These measures are provided to enhance visibility into the Company's underlying results for the period excluding the impact of impairment related to the Yeezy Gap business and a gain on sale of building. Management believes that excluding certain items from statement of operations metrics that are not part of the Company's core operations provides additional information to investors to facilitate the comparison of results against past and future years. However, these non-GAAP financial measures are not intended to supersede or replace the GAAP measures.

	Gross Profit	Gross Margin	Operating Expenses	Operating Expenses as a % of Net Sales (c)	Operating Income	Operating Margin (c)	Income Taxes	Net Income	Earnings per Share - Diluted
($ in millions) 13 Weeks Ended October 29, 2022
GAAP metrics, as reported	$1,509	37.4%	$1,323	32.8%	$186	4.6%	$(114)	$282	$0.77
Adjustments for:
Yeezy Gap impairment charges (a)	53	1.3%	—	—%	53	1.3%	9	44	0.12
Gain on sale of building (b)	—	—%	83	2.1%	(83)	(2.1)%	(17)	(66)	(0.18)
Non-GAAP metrics	$1,562	38.7%	$1,406	34.8%	$156	3.9%	$(122)	$260	$0.71
__________
(a) Represents the impairment charges as a result of the decision to discontinue the Yeezy Gap business, primarily related to inventory.
(b) Represents the impact of a gain on sale of our distribution center located in the United Kingdom.
(c) Metrics were computed individually for each line item; therefore, the sum of the individual lines may not equal the total.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED STATEMENT OF OPERATIONS METRICS FOR THE THIRD QUARTER OF FISCAL YEAR 2021
The following adjusted statement of operations metrics are non-GAAP financial measures. These measures are provided to enhance visibility into the Company's underlying results for the period excluding the impacts of strategic changes related to our operating model in Europe and the loss on extinguishment of debt. Management believes that excluding certain items from statement of operations metrics that are not part of the Company's core operations provides additional information to investors to facilitate the comparison of results against past and future years. However, these non-GAAP financial measures are not intended to supersede or replace the GAAP measures.

	Gross Profit	Gross Margin	Operating Expenses	Operating Expenses as a % of Net Sales (b)	Operating Income	Operating Margin	Loss on Extinguishment of debt	Income Taxes	Net Income (Loss)	Earnings (Loss) per Share - Diluted (b)
($ in millions) 13 Weeks Ended October 30, 2021
GAAP metrics, as reported	$1,661	42.1%	$1,508	38.2%	$153	3.9%	$325	$(63)	$(152)	$(0.40)
Adjustments for:
Strategic actions in Europe (a)	(9)	(0.2)%	(26)	(0.7)%	17	0.4%	—	5	12	0.03
Loss on extinguishment of debt	—	—%	—	—%	—	—%	(325)	83	242	0.63
Non-GAAP metrics	$1,652	41.9%	$1,482	37.6%	$170	4.3%	$—	$25	$102	$0.27
__________
(a) Represents the net impacts from the strategic review of our European operating model which resulted in the closure of stores in the United Kingdom, and Ireland, as well as the sale of our stores in France to a third party partner. These impacts primarily include employee-related and lease-related costs.
(b) Metrics were computed individually for each line item; therefore, the sum of the individual lines may not equal the total.

The Gap, Inc.
NET SALES RESULTS
UNAUDITED

The following table details the Company’s third quarter fiscal year 2022 and 2021 net sales (unaudited):

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other (2)	Total
13 Weeks Ended October 29, 2022
U.S. (1)	$1,936	$690	$448	$326	$4	$3,404
Canada	184	95	47	7	—	333
Europe	1	58	1	1	—	61
Asia	—	143	14	—	—	157
Other regions	16	55	7	6	—	84
Total	$2,137	$1,041	$517	$340	$4	$4,039
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other	Total
13 Weeks Ended October 30, 2021
U.S. (1)	$1,899	$676	$410	$317	$—	$3,302
Canada	185	102	47	3	—	337
Europe	1	89	2	—	—	92
Asia	—	141	14	—	—	155
Other regions	20	31	6	—	—	57
Total	$2,105	$1,039	$479	$320	$—	$3,943
__________
(1) U.S. includes the United States and Puerto Rico.
(2) Primarily consists of net sales from revenue generating strategic initiatives.

The Gap, Inc.
REAL ESTATE

Store count, openings, closings, and square footage for our stores are as follows:

	January 29, 2022	39 Weeks Ended October 29, 2022		October 29, 2022
	Number of Store Locations	Number of Stores Opened	Number of Stores Closed	Number of Store Locations	Square Footage (in millions)

Old Navy North America (1)	1,252	25	6	1,247	20.0
Gap North America	520	2	18	504	5.4
Gap Asia	329	4	74	259	2.2
Gap Europe (2)	11	—	—	—	—
Banana Republic North America	446	2	15	433	3.6
Banana Republic Asia	50	2	3	49	0.2
Athleta North America	227	29	5	251	1.0
Company-operated stores total	2,835	64	121	2,743	32.4
Franchise (1) (2)	564	77	39	637	N/A
Total	3,399	141	160	3,380	32.4
__________
(1) The 24 Old Navy Mexico stores that were transitioned to Grupo Axo during the period are not included as store closures or openings for Company-operated and Franchise store activity. The ending balance for Old Navy North America excludes these stores and the ending balance for Franchise includes these stores.
(2) The 11 Gap Italy stores that were transitioned to OVS S.p.A. during the period are not included as store closures or openings for Company-operated and Franchise store activity. The ending balance for Gap Europe excludes these stores and the ending balance for Franchise includes these stores.